Exhibit 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated on or about June 8, 2021, of Theralink Technologies Inc. and are in agreement with the statements contained therein inasmuch as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Weinstein International CPA

June 8, 2021